Exhibit 99.1

Clayton Williams Energy Announces First Quarter 2009 Financial Results

MIDLAND, Texas--(BUSINESS WIRE)--May 5, 2009--Clayton Williams Energy, Inc. (NASDAQ: CWEI) reported a consolidated net loss for the first quarter of 2009 of $21.3 million as compared to net income of $7.3 million for the first quarter of 2008. Excluding noncontrolling interest in a consolidated subsidiary, the Company reported a net loss attributable to Company stockholders of $22.3 million, or $1.84 per share, as compared to net income of $7.2 million, or $.62 per share. Consolidated cash flow from operations for the first quarter of 2009 was $13.3 million, as compared to $78.1 million during the same period in 2008.

The current global recession had a significant adverse affect on the Company’s operating results for the first quarter of 2009. Oil and gas sales decreased 57% from $118.9 million for the first quarter of 2008 to $50.8 million for the same quarter in 2009. Substantially all of the reduction in oil and gas sales was attributable to lower product prices. Average realized oil prices for the first quarter of 2009 decreased 62% to $37.09 per barrel from $96.37 per barrel in the 2008 period, while gas prices decreased 48% to $4.60 per Mcf from $8.86 per Mcf in the same quarter of 2008. Average realized prices for 2009 and 2008 exclude the effects of any gains or losses realized on commodity hedging transactions since those derivatives were not designated as cash flow hedges and have been reported in the Company’s statements of operations as gain/loss on derivatives under applicable accounting standards.

Oil production for the first quarter of 2009 increased 10% to 751,000 barrels, or 8,344 barrels per day, compared to 684,000 barrels, or 7,516 barrels per day, in the first quarter of 2008. Gas production for the first quarter 2009 decreased 17% to 4.6 Bcf, or 51,256 Mcf per day, from 5.5 Bcf, or 60,967 Mcf per day, in the 2008 quarter. The comparability of production between the two quarters was affected by the sale of certain South Louisiana properties which produced a daily average of approximately 900 barrels of oil and 13,000 Mcf of gas in the 2008 quarter. After excluding the sold production from the 2008 reported volumes, oil production increased 26% during the 2009 quarter while gas production increased 7%.

For the first quarter of 2009, the Company reported a $2.5 million net gain on derivatives, consisting of a $1.1 million realized gain on settled contracts and a $1.4 million non-cash gain to mark the Company’s derivative positions to their fair value on March 31, 2009. For the same period in 2008, the Company reported a $46.1 million net loss on derivatives, consisting of a $14.1 million realized loss on settled contracts and a $32 million non-cash loss due to changes in mark-to-market valuations.

The Company recorded abandonment and impairment costs during the first quarter of 2009 of $12.4 million compared to $300,000 for the first quarter of 2008. The 2009 quarter included $10.9 million for leasehold impairments, of which $8.8 million related to our East Texas Bossier area.

Loss on sale of assets and inventory write-downs for the quarter ended March 31, 2009 includes a $3.3 million non-cash loss on inventory due primarily to a write-down of certain tubular equipment to its estimated fair market value at March 31, 2009.

The Company also reported that it had incurred expenditures for exploration and development activities of $37.9 million during the first three months of 2009 and had increased its estimates for capital expenditures in fiscal 2009 from $56 million to $78.5 million. The change in estimated expenditures for 2009 reflects higher expected levels of exploration and development activities in the Permian Basin, East Texas Bossier and South Louisiana.

The Company will host a conference call to discuss these results and other forward-looking items today, May 5th at 2:30 pm CT (3:30 pm ET). The dial-in conference number is: 800-901-5213, passcode 70520967. The replay will be available for one week at 888-286-8010, passcode 36005074.

To access the conference call via Internet webcast, please go to the Investor Relations section of the Company’s website at www.claytonwilliams.com and click on “Live Webcast.” Following the live webcast, the call will be archived for a period of 90 days on the Company’s website.

Clayton Williams Energy, Inc. is an independent energy company located in Midland, Texas.

Except for historical information, statements made in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from expectations, volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, exploration risks, uncertainties about estimates of reserves, competition, government regulation, costs and results of drilling new projects, and mechanical and other inherent risks associated with oil and gas production. These risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

CLAYTON WILLIAMS ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share)

	Three Months Ended
	March 31,
	2009	2008
REVENUES
Oil and gas sales	$50,796	$118,919
Natural gas services	1,584	2,538
Drilling rig services	5,219	14,832
Gain on sales of assets	183	569
Total revenues	57,782	136,858

COSTS AND EXPENSES
Production	19,063	20,579
Exploration:
Abandonments and impairments	12,412	297
Seismic and other	4,270	3,675
Natural gas services	1,411	2,515
Drilling rig services	7,086	11,117
Depreciation, depletion and amortization	36,465	30,273
Accretion of abandonment obligations	718	530
General and administrative	4,528	3,448
Loss on sales of assets and inventory write-downs	3,449	9
Total costs and expenses	89,402	72,443
Operating income (loss)	(31,620)	64,415

OTHER INCOME (EXPENSE)
Interest expense	(5,438)	(7,446)
Gain (loss) on derivatives	2,510	(46,109)
Other	901	655
Total other income (expense)	(2,027)	(52,900)

Income (loss) before income taxes	(33,647)	11,515

Income tax (expense) benefit	12,378	(4,222)

NET INCOME (LOSS)	(21,269)	7,293
Less income attributable to noncontrolling interest, net of tax (a)	(1,046)	(114)
NET INCOME (LOSS) attributable to Clayton Williams Energy, Inc.	$(22,315)	$7,179

Net income (loss) per common share attributable to Clayton Williams
Energy, Inc.:
Basic	$(1.84)	$0.63
Diluted	$(1.84)	$0.62

Weighted average common shares outstanding:
Basic	12,122	11,387
Diluted	12,122	11,643

CLAYTON WILLIAMS ENERGY, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

ASSETS
	March 31,	December 31,
	2009	2008
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$15,816	$41,199
Accounts receivable:
Oil and gas sales	19,313	26,009
Joint interest and other, net	10,569	14,349
Affiliates	599	227
Inventory	22,723	20,052
Deferred income taxes	3,637	3,637
Prepaids and other	17,889	20,011
	90,546	125,484
PROPERTY AND EQUIPMENT
Oil and gas properties, successful efforts method	1,548,566	1,526,473
Natural gas gathering and processing systems	17,816	17,816
Contract drilling equipment	91,142	91,151
Other	14,732	14,954
	1,672,256	1,650,394
Less accumulated depreciation, depletion and amortization	(877,798)	(840,366)
Property and equipment, net	794,458	810,028

OTHER ASSETS
Debt issue costs, net	5,898	6,225
Fair value of derivatives	3,416	-
Other	1,787	1,672
	11,101	7,897

	$896,105	$943,409

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable:
Trade	$43,836	$67,189
Oil and gas sales	26,457	24,702
Affiliates	1,052	1,627
Current maturities of long-term debt	18,750	18,750
Fair value of derivatives	2,037	-
Accrued liabilities and other	6,094	10,609
	98,226	122,877

NON-CURRENT LIABILITIES
Long-term debt	356,938	347,225
Deferred income taxes	108,032	120,414
Other	33,795	32,617
	498,765	500,256

STOCKHOLDERS' EQUITY:
Preferred stock, par value $.10 per share	-	-
Common stock, par value $.10 per share	1,214	1,212
Additional paid-in capital	137,151	137,046
Retained earnings	154,109	176,424
Total Clayton Williams Energy, Inc. stockholders' equity	292,474	314,682

Noncontrolling interest, net of tax (a)	6,640	5,594
Total stockholders' equity	299,114	320,276

	$896,105	$943,409

CLAYTON WILLIAMS ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(21,269)	$7,293
Adjustments to reconcile net income (loss) to cash
provided by operating activities:
Depreciation, depletion and amortization	36,465	30,273
Exploration costs	12,412	297
(Gain) loss on sales of assets and inventory write-downs, net	3,266	(560)
Deferred income tax expense (benefit)	(12,382)	4,100
Non-cash employee compensation	383	342
Unrealized (gain) loss on derivatives	(1,379)	32,028
Settlements on derivatives with financing elements	-	10,415
Amortization of debt issue costs	308	346
Accretion of abandonment obligations	718	530

Changes in operating working capital:
Accounts receivable	10,104	(13,869)
Accounts payable	(13,407)	11,985
Other	(1,928)	(5,130)
Net cash provided by operating activities	13,291	78,050

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(42,626)	(49,610)
Additions to equipment of Larclay JV	-	(9)
Proceeds from sales of assets	259	624
Change in equipment inventory	(6,017)	(1,620)
Other	(110)	69
Net cash used in investing activities	(48,494)	(50,546)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	14,400	-
Repayments of long-term debt	-	(10,800)
Repayments of long-term debt of Larclay JV	(4,687)	(6,562)
Proceeds from exercise of stock options	107	6,452
Settlements on derivatives with financing elements	-	(10,415)
Net cash provided by (used in) financing activities	9,820	(21,325)

NET INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS	(25,383)	6,179

CASH AND CASH EQUIVALENTS
Beginning of period	41,199	12,344

End of period	$15,816	$18,523

Clayton Williams Energy, Inc.
Summary Production and Price Data
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008

Average Daily Production:
Natural Gas (Mcf):
Permian Basin	15,674	15,562
North Louisiana	14,550	13,596
South Louisiana	12,592	23,552
Austin Chalk (Trend)	3,030	2,460
Cotton Valley Reef Complex	4,274	5,270
Other	1,136	527
Total	51,256	60,967

Oil (Bbls):
Permian Basin	4,456	3,494
North Louisiana	270	343
South Louisiana	391	985
Austin Chalk (Trend)	3,142	2,635
Other	85	59
Total	8,344	7,516

Natural gas liquids (Bbls):
Permian Basin	225	215
North Louisiana	1	2
South Louisiana	45	140
Austin Chalk (Trend)	307	272
Other	11	8
Total	589	637

Total Production:
Natural Gas (MMcf)	4,613	5,548
Oil (MBbls)	751	684
Natural gas liquids (MBbls)	53	58
Total (MBOE)	1,573	1,667

Average Realized Prices (b):
Gas ($/Mcf):	$4.60	$8.86
Oil ($/Bbl):	$37.09	$96.37
Natural gas liquids ($/Bbl)	$22.94	$54.83

Gains (Losses) on settled derivative contracts (b):
($ in thousands, except per unit)
Gas:
Net realized gain (loss)	$1,398	$(884)
Per unit produced ($/Mcf)	$0.30	$(0.16)

Oil:
Net realized gain (loss)	$(267)	$(12,906)
Per unit produced ($/Bbl)	$(0.36)	$(18.87)

Clayton Williams Energy, Inc.
Summary of Capital Expenditures
(Unaudited)

	Planned
	Expenditures
	Year Ending	Percentage
	12/31/2009	of Total

Permian Basin	$25,100	32%
South Louisiana	23,300	30%
East Texas Bossier	19,900	25%
North Louisiana	4,000	5%
Utah/California	3,700	5%
Austin Chalk (Trend)	1,500	2%
Other	1,000	1%
	$78,500	100%

Clayton Williams Energy, Inc.
Summary of Open Commodity Derivatives
(Unaudited)

The following summarizes information concerning the Company’s net positions in open commodity derivatives applicable to periods subsequent to March 31, 2009.

Swaps:	Gas		Oil
	MMBtu (a)	Price	Bbls	Price
Production Period:

2nd Quarter 2009	1,570,000	$5.47	470,000	$49.68
3rd Quarter 2009	1,450,000	$5.47	440,000	$48.13
4th Quarter 2009	1,850,000	$5.47	400,000	$46.15
2010	7,540,000	$6.80	327,000	$53.30
2011	6,420,000	$7.07	-	$-
	18,830,000		1,637,000

(a) One MMBtu equals one Mcf at a Btu factor of 1,000.

CLAYTON WILLIAMS ENERGY, INC.
Notes to tables and supplemental information

(a)

Effective January 1, 2009, the Company adopted SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51” (“SFAS 160”).  Noncontrolling interests (previously referred to as minority interests) are ownership interests in a consolidated subsidiary held by parties other than the parent.  SFAS 160 requires that noncontrolling interests be clearly identified and reported as a component of equity in the parent’s balance sheet.  SFAS 160 also requires that the amount of net income or loss attributable to the parent and the noncontrolling interest be presented separately on the face of the consolidated statement of operations.  The presentations of noncontrolling interest in the Company’s consolidated financial statements, as required by SFAS 160, have been applied retroactively to prior periods.

(b) Hedging gains/losses are only included in the determination of the Company's average realized prices if the underlying derivative contracts are designated as cash flow hedges under applicable accounting standards. The Company did not designate any of its 2009 or 2008 derivative contracts as cash flow hedges. This means that the Company's derivatives for 2009 and 2008 have been marked-to-market through its statement of operations as other income/expense instead of through accumulated other comprehensive income on the Company's balance sheet. This also means that all realized gains/losses on these derivatives are reported in other income/expense instead of as a component of oil and gas sales.

CONTACT:
Clayton Williams Energy, Inc.
Patti Hollums, 432-688-3419
Director of Investor Relations
cwei@claytonwilliams.com
www.claytonwilliams.com
or
Mel G. Riggs, 432-688-3431
Chief Financial Officer